Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NATURALSHRIMP INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457	(c)	324,675,325	$0.0277(1)	$8,993,506.50	0.00011020	$991.08

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts							$8,993,506.50	0.00011020	$991.08
Total Fees Previously Paid							-	-	1,493.78
Total Fee Offsets							-	-	-
Net Fee Due									$-

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($0.0329) and low ($0.0225) prices of the Common Stock on August 4, 2023, as reported on the OTCQB.